Exhibit 99.1

   Nascent Signs Letter of Intent to Acquire 'Comercial Targa S.A.
      de C.V.', a Leading Cheese Distributor in Baja California

       Nascent's Acquisition Will Include Targa's Own Name Brand Product, "Nery's Cheese"; One of the Most Popular Cheese Brands in All of Baja California

    SAN DIEGO--(BUSINESS WIRE)--Aug. 13, 2007--Nascent Wine Company, Inc. (OTCBB: NCTW), dba Nascent Foodservice, the only nationwide distributor of imported products in Mexico, announced today it signed a Letter of Intent (LOI) to acquire Comercial Targa S.A. de C.V.

    Comercial Targa is a leading cheese distributor in Baja
California, Mexico. Their products are found in every supermarket as well as many restaurants and convenience stores throughout the state.

    Targa has been in business for 24 years with 2 distribution centers located in Tijuana and Mexicali (state of Baja California, Mexico). They own one of the most popular cheese name brands in Baja California, Nery's Cheese, which they distribute primarily in three types of cheeses: Monterey Jack, Mozzarella, and Cottage Cheese.

    Sandro Piancone, CEO of Nascent, said: "This is an ideal opportunity to take a regional brand and launch it through out the rest of Mexico in our 8,000 supermarket accounts."

    A spokesperson of Targa stated: "We're excited to work with Nascent, the only nationwide distributor of imported products, and see our brand expand nationally through Mexico."

    About Nascent Foodservice

    Nascent Wine Company Inc. dba Nascent Foodservice is the only nationwide distributor of imported products in Mexico, marketing and distributing over 2,000 national and proprietary brand food and non-food products. Nascent Foodservice also has the exclusive right to distribute Miller Beer in Baja California, Mexico. In addition, Nascent sells select products from Nestle, Haagen-Dazs, General Mills, Ferrarelle Water, Cora Italian Food Products, Bonafont Water, Avasoft Ice Cream, Mitsuki Asian products, Bonet European products, Kabbalah Energy Drink, and Jolly Rancher Soda. Nascent is focused on acquiring the most profitable and well positioned distributors in Mexico with the best food and beverage portfolios in the country. Nascent is currently servicing over 240,000 sales points including supermarkets, convenience stores and foodservice accounts like Wal-Mart, Costco, Soriana, Comercial Mexicana, AM/PM, 7-ELEVEN, OXXO and many more. Nascent Foodservice trades on the OTC Bulletin Board as Nascent Wine Company, Inc., ticker symbol NCTW.OB.

    www.NascentFoodservice.com

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the recent economic slowdown affecting technology companies, the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments and general economic conditions. Our Annual Reports on Form 10-K, Quarterly Reports on Forms 10-Q, Current Reports on Forms 8-K and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

    CONTACT: Pilot Financial Communications Network- www.pilotfcn.com
             Rick Gean, 480-247-2142 (Investor Relations) info@pilotfcn.com